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                                                                    EXHIBIT 3.11



                         CERTIFICATE OF INCORPORATION

                                      OF


                            BLUEGRASS COAL COMPANY

                                   * * * * *

          1.  The name of the corporation is:

                            BLUEGRASS COAL COMPANY

          2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          4. The total number of shares of common stock which the corporation shall have authority to issue is one hundred (100) and the par value of each of such shares is Ten Dollars ($10.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).
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          5A.  The name and mailing address of each incorporator is as follows:


          NAME                               MAILING ADDRESS
          ----                               ---------------

     J. J. Masters                      906 Olive Street
                                        St. Louis, Missouri 63101

     M. S. Kinkead                      906 Olive Street
                                        St. Louis, Missouri 63101

     S. A. Gramlich                     906 Olive Street
                                        St. Louis, Missouri 63101

          5B. The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

          NAME                               MAILING ADDRESS
          ----                               ---------------

Francis L. Barkofske                                       301 N. Memorial Drive
                                                       St. Louis, Missouri 63102

          6.   The corporation is to have perpetual existence.

          7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

          8. No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware Corporation Law; or (iv)

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for any transaction from which the director derived an improper personal benefit.

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          WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 26th day of April, 1989.


                                   /s/ J. J. Masters
                                   ---------------------------------------
                                   J. J. Masters, Incorporator


                                   /s/ M. S. Kinkead
                                   ---------------------------------------
                                   M. S. Kinkead, Incorporator


                                   /s/ S. A. Gramlich
                                   ---------------------------------------
                                   S. A. Gramlich, Incorporator

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